rg o { llt H o 1' i 5 F z tr t *i F F i[3 ea ig + a L + ? g i s 3 F e e * € a I: E g .i ? €, t e s : e i E t1 a g: ii$ $F g E + ; i S gg ie i$ gE F E gE IE F F I c (D (t , an o p (? o o r o o. z { rJ J I tr t T A U ) { E F tr J o 4t t9 (! o X (t o = o o- a' ro o { (D o o (D o o lb t IF I o. !) o *) E ' t! N o N !, F